Exhibit 23.1

KPMG LLP

REPORT AND CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Wells-Gardner Electronics Corporation:

The audit referred to in our report dated February 5, 2003, except as to the seventh paragraph of Note 2 and Note 10, which are as of March 4, 2004, included the related financial statement schedule for the year ended December 31, 2002, included in the Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 2-72090, 2-09137, 33-63920, 33-61535, 33-02981, and 333-72629) on Form S-8 of Wells-Gardner Electronics Corporation of our reports dated February 5, 2003, except as to the seventh paragraph of Note 2 and Note 10, which are as of March 4, 2004, with respect to the consolidated statements of operations, shareholders’ equity, and cash flows of Wells-Gardner Electronics Corporation and subsidiary for the year ended December 31, 2002, and the related financial statement schedule, which reports appear in or are incorporated by reference in this annual report on Form 10-K of Wells-Gardner Electronics Corporation.

/s/ KPMG LLP

Chicago, Illinois
March 28, 2005